                    ANNUAL STATEMENT OF BENEFICIAL OWNERSHIP

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


[ ]      Check box if no longer
         subject to Section 16.
         Form 4 or Form 5 obligations
         may continue. See Instruction 1(b)

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1.   Name and Address of Reporting Person

         Chapnik                Arthur
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         (Last)                 (First)                             (Middle)

         202 South Wheeler Street
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         (Street)

         Plant City                    FL                              33566
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         (City)                        (State)                         (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

         UTEK Corporation           UTOB
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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

Form 5 (continued)

4.   Statement for Month/Year

         Year ending 12/31/00
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

         [X]   Director                           [ ]   10% Owner
         [ ]   Officer  (give title below)        [ ]   Other (specify below)

               General Counsel and Director
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form filed by one Reporting Person

     [ ]  Form filed by more than one Reporting Person


Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of  | 6.         | 7.Nature of
                       |   Date        |   Code        |   or Disposed of (D)     | Securities   | Ownership  | Indirect
                       |               |   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially | Form:      | Beneficial
                       |               |               |                          | Owned at end | Direct (D) | Ownership
                       |               |               |--------------------------| of Issuer's  | or Indirect| (Instr. 4)
                       |               |               | Amount | (A)  |  Price   | Fiscal Year  | (I)        |
                       |               |               |        |  or  |          | (Instr. 3 and| (Instr.4)  |
                       |               |               |        | (D)  |          | 4)           |            |
-----------------------|---------------|---------------|--------|------|----------|--------------|------------|--------------------
Common Stock           |               |               |        |      |          |  12,500      | D          |
-----------------------|---------------|---------------|--------|------|----------|--------------|------------|--------------------
                       |               |               |        |      |          |              |            |
-----------------------|---------------|---------------|--------|------|----------|--------------|------------|--------------------
                       |               |               |        |      |          |              |            |
-----------------------|---------------|---------------|--------|------|----------|--------------|------------|--------------------
                       |               |               |        |      |          |              |            |
-----------------------|---------------|---------------|--------|------|----------|--------------|------------|--------------------

  Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1.Title of    | 2.Conversion   | 3.Transaction     | 4.Transaction | 5.Number of  | 6.Date Exercisable and    | 7.Title and Amount
  Derivative  | or Exercise    | Date              |   Code        | Derivative   | Expiration Date           | of Underlying
  Security    | Price of       |                   |  (Instr. 8)   | Securities   |                           | Securities
  (Instr. 3)  | Derivative     |                   |               | Acquired (A) |                           |
              | Security       |                   |               | or Disposed  |                           |
              |                |                   |               | of (D)       |------------------------------------------------
              |                |                   |               | (Instr. 3,   | Date         | Expiration | Title  | Amount
              |                |                   |               |  4 and 5)    | Exercisable  | Date       |        |
              |                |                   |               |--------------|              |            |        |
              |                |                   |               | (A)  |  (D)  |              |            |        |
--------------|----------------|-------------------|---------------|------|-------|--------------|------------|--------|-----------
Stock         | $6.00          | 12/9/00           | J (1)         |      |25,000 | N/A          | N/A        | Common | 25,000
Options       |                |                   |               |      |       |              |            | Stock  |
--------------|----------------|-------------------|---------------|------|-------|--------------|------------|--------|-----------
              |                |                   |               |      |       |              |            |        |
--------------|----------------|-------------------|---------------|------|-------|--------------|------------|--------|-----------
              |                |                   |               |      |       |              |            |        |
-----------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     of            |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security:     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Year      |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
--------------|----------------|-------------------|---------------|
 0            | 0              |  D                |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
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

Explanation of Responses:
(1)    The stock options were rescinded on 12/9/00.

                                                        /s/ ARTHUR CHAPNIK
                                                        ---------------------
                                                        Arthur Chapnik

Date: February 1, 2001


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.